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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT
                               DECEMBER 31, 1996

The financial statements of the following entities were consolidated with those of the Registrant in the consolidated financial statements of the Registrant incorporated herein as of December 31, 1996:

     .  Weeks GP Holdings, Inc., a Georgia corporation.
          Registrant owns 100% of the common stock.

     .  Weeks LP Holdings, Inc., a Georgia corporation.
          Registrant owns 100% of the common stock.

     . Weeks Realty L.P. (the "Operating Partnership"), a Georgia limited partnership.
          Weeks GP Holdings, Inc., owns a 1.3% general partnership interest. Weeks LP Holdings, Inc., owns a 74.5% limited partnership interest.

     .  Weeks Financing Limited Partnership, a Georgia limited partnership.
          The Operating Partnership owns a 99% partnership interest and Weeks Realty Services Inc. owns a 1% partnership interest.

Other subsidiaries of the Operating Partnership accounted for on the equity method, at December 31, 1996, are as follows:

     .  Weeks Realty Services Inc., a Georgia corporation.
          The Operating Partnership owns 100% of the non-voting common stock and 1% of the voting common stock.

     .  Weeks Construction Services Inc., a Georgia corporation.
          The Operating Partnership owns 100% of the non-voting common stock and 1% of the voting common stock.

     .  Weeks Development Partnership, a Georgia partnership.
          Weeks Construction Services Inc. and Weeks Realty Services Inc. own 100% of the partnership interests.